SECURED CONVERTIBLE PROMISSORY NOTE

Effective Date: January 2, 2019 U.S. $2,710,000.00

FOR VALUE RECEIVED, PROGRESSIVE CARE INC., a Delaware corporation ("**Borrower**"), promises to pay to CHICAGO VENTURE PARTNERS, L.P., a Utah limited partnership, or its successors or assigns ("**Lender**"), $2,710,000.00 and any interest, fees, charges, and late fees on the date that is thirty-six (36) months after the Purchase Price Date (the "**Maturity Date**") in accordance with the terms set forth herein and to pay interest on the Outstanding Balance (including all Tranches (as defined below), both Conversion Eligible Tranches (as defined below) and Subsequent Tranches (as defined below) that have not yet become Conversion Eligible Tranches) at the rate of nine percent (9%) per annum from the Purchase Price Date until the same is paid in full. This Secured Convertible Promissory Note (this "**Note**") is issued and made effective as of January 2, 2019 (the "**Effective Date**"). This Note is issued pursuant to that certain Securities Purchase Agreement dated January 2, 2019, as the same may be amended from time to time, by and between Borrower and Lender (the "**Purchase Agreement**"). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an OID of $200,000.00. In addition, Borrower agrees to pay $10,000.00 to Lender to cover Lender's legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the "**Transaction Expense Amount**"), all of which amount is included in the initial principal balance of this Note. The purchase price for this Note shall be $2,500,000.00 (the "**Purchase Price**"), computed as follows: $2,710,000.00 original principal balance, less the OID, less the Transaction Expense Amount. The Purchase Price shall be payable by delivery to Borrower at Closing of the Investor Notes (as defined in the Purchase Agreement) and a wire transfer of immediately available funds in the amount of the Initial Cash Purchase Price (as defined in the Purchase Agreement). This Note shall be comprised of seven (7) tranches (each, a "**Tranche**"), consisting of (i) an initial Tranche in an amount equal to $1,090,000.00 and any interest, costs, fees or charges accrued thereon or added thereto under the terms of this Note and the other Transaction Documents (as defined in the Purchase Agreement) (the "**Initial Tranche**"), and (ii) six (6) additional Tranches, each in the amount of $270,000.00, plus any interest, costs, fees or charges accrued thereon or added thereto under the terms of this Note and the other Transaction Documents (each, a "**Subsequent Tranche**"). The Initial Tranche shall correspond to the Initial Cash Purchase Price, $80,000.00 of the OID and the Transaction Expense Amount, and may be converted into shares of Common Stock (as defined below) any time subsequent to the Purchase Price Date. The first Subsequent Tranche shall correspond to Investor Note #1 and $20,000.00 of the OID, the second Subsequent Tranche shall correspond to Investor Note #2 and $20,000.00 of the OID, the third Subsequent Tranche shall correspond to Investor Note #3 and $20,000.00 of the OID, the fourth Subsequent Tranche shall correspond to Investor Note #4 and $20,000.00 of the OID, the fifth Subsequent Tranche shall correspond to Investor Note #5 and $20,000.00 of the OID, and the sixth Subsequent Tranche shall correspond to Investor Note #6 and $20,000.00 of the OID. Lender's right to convert any portion of any of the Subsequent Tranches is conditioned upon Lender's payment in full of the Investor Note corresponding to such Subsequent Tranche (upon the satisfaction of such condition, such Subsequent Tranche becomes a "**Conversion Eligible Tranche**"). In the event Lender exercises its Lender Offset Right (as defined below) with respect to a portion of an Investor Note and pays in full the remaining outstanding balance of such Investor Note, the Subsequent Tranche that corresponds to such Investor Note shall be deemed to be a Conversion Eligible Tranche only for the portion of such Tranche that was paid for in cash by Lender and the portion of such Investor Note that was offset pursuant to Lender's exercise of the Lender Offset Right shall not be included in the applicable Conversion Eligible Tranche. For the avoidance of doubt, subject to the other terms and conditions hereof, the Initial Tranche shall be deemed a Conversion Eligible Tranche as of the Purchase Price Date for all purposes hereunder and may be converted in whole or in part at any time subsequent to the Purchase Price Date, and each Subsequent Tranche that becomes a Conversion Eligible Tranche may be converted in whole or in part at any time subsequent to the first date

on which such Subsequent Tranche becomes a Conversion Eligible Tranche. For all purposes hereunder, Conversion Eligible Tranches shall be converted (or redeemed, as applicable) in order of the lowest-numbered Conversion Eligible Tranche and Conversion Eligible Tranches may be converted (or redeemed, as applicable) in one or more separate Conversions (as defined below), as determined in Lender's sole discretion. At all times hereunder, the aggregate amount of any costs, fees or charges incurred by or assessable against Borrower hereunder, including, without limitation, any fees, charges or premiums incurred in connection with an Event of Default (as defined below), shall be added to the lowest-numbered then-current Conversion Eligible Tranche.

1. Payment; Prepayment.

1.1. Payment. Provided there is an Outstanding Balance, on each Redemption Date (as defined below), Borrower shall pay to Lender an amount equal to the Redemption Amount (as defined below) due on such Redemption Date in accordance with Section 3.3. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. Notwithstanding the foregoing, Borrower shall have the right to prepay all or any portion of the Outstanding Balance (less such portion of the Outstanding Balance for which Borrower has received a Redemption Notice (as defined below) from Lender where the applicable Conversion Shares have not yet been delivered. If Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to 110% of the portion of the Outstanding Balance Borrower elects to repay.

2. Security. This Note is secured by that certain Security Agreement of even date herewith (the "**Security Agreement**"), executed by PharmCo, L.L.C., a Florida limited liability company and subsidiary of Borrower ("**PharmCo**"), in favor of Lender encumbering certain of PharmCo's assets, as more specifically set forth in the Security Agreement, all the terms and conditions of which are hereby incorporated into and made a part of this Note. Additionally, PharmCo has guaranteed all obligations of Borrower under this Note and the other Transaction Documents by way of that certain Guaranty of even date herewith (the "**Guaranty**"), all the terms and conditions of which are hereby incorporated into and made a part of this Note.

3. Redemption.

3.1. Conversion Price. Subject to the adjustments set forth herein, the conversion price for each Conversion (as defined below) shall be calculated pursuant to the following formula: the Conversion Factor multiplied by the average of the five (5) lowest Closing Trade Prices during the twenty (20) Trading Days immediately preceding the applicable Conversion (the "**Conversion Price**").

3.2. Conversions. Beginning on the date that is twelve (12) months after the Purchase Price Date, Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem all or any portion of the Note (such amount, the "**Redemption Amount**") up to the Maximum Monthly Redemption Amount by providing Borrower with a notice substantially in the form attached hereto as Exhibit B (each, a "**Redemption Notice**", and each date on which Lender delivers a Redemption Notice, a "**Redemption Date**"). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month so long as the aggregate Redemption Amounts do not exceed the Maximum Monthly Redemption Amount. Payments of each Redemption Amount may be made (a) in cash, or (b) by converting such Redemption Amount into shares of Common Stock (the "**Conversion Shares**") in accordance with this Section 3.2 (each, a "**Conversion**") per the following formula: the number of Conversion Shares equals the portion of the applicable Redemption

Amount being converted divided by the Conversion Price, or (c) by any combination of the foregoing, so long as the cash is delivered to Lender on the fifth (5th) Trading Day immediately following the applicable Redemption Date and the Conversion Shares are delivered to Lender on or before the applicable Delivery Date. Notwithstanding the foregoing, Borrower will not be entitled to elect a Conversion with respect to any portion of any applicable Redemption Amount and shall be required to pay the entire amount of such Redemption Amount in cash, if on the applicable Redemption Date there is an Equity Conditions Failure, and such failure is not waived in writing by Lender. Notwithstanding that failure to repay this Note in full by the Maturity Date is an Event of Default, the Redemption Dates shall continue after the Maturity Date pursuant to this Section 3.2 until the Outstanding Balance is repaid in full, provided that the aggregate Redemption Amounts in any given calendar month following an Event of Default may exceed the Maximum Monthly Redemption Amount.

3.3. Allocation of Redemption Amounts. Following its receipt of a Redemption Notice, Borrower may either ratify Lender's proposed allocation in the applicable Redemption Notice or elect to change the allocation by written notice to Lender by email or fax within twenty-four (24) hours of its receipt of such Redemption Notice, so long as the sum of the cash payments and the amount of Conversions equal the applicable Redemption Amount. If Borrower fails to notify Lender of its election to change the allocation prior to the deadline set forth in the previous sentence, it shall be deemed to have ratified and accepted the allocation set forth in the applicable Redemption Notice prepared by Lender. Borrower acknowledges and agrees that the amounts and calculations set forth thereon are subject to correction or adjustment because of error, mistake, or any adjustment resulting from an Event of Default or other adjustment permitted under the Transaction Documents (an "**Adjustment**"). Furthermore, no error or mistake in the preparation of such notices, or failure to apply any Adjustment that could have been applied prior to the preparation of a Redemption Notice may be deemed a waiver of Lender's right to enforce the terms of any Note, even if such error, mistake, or failure to include an Adjustment arises from Lender's own calculation. Borrower shall deliver the Conversion Shares from any Conversion to Lender in accordance with Section 9 below on or before each applicable Delivery Date. If Borrower elects to pay a Redemption Amount in cash, such payment must be delivered on the second Trading Day immediately following the Redemption Date. If Borrower elects to make a payment in cash and fails to make such payment by the required due date on two (2) separate occasions, Borrower shall lose the right to make payments of Redemption Amounts in cash in the future without Lender's written consent.

4. Defaults and Remedies.

4.1. Defaults. The following are events of default under this Note (each, an "**Event of Default**"): (a) following a three (3) day opportunity to cure, Borrower shall fail to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) Borrower shall fail to deliver any Conversion Shares in accordance with the terms hereof; (c) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (d) Borrower shall become insolvent; (e) Borrower shall make a general assignment for the benefit of creditors; (f) Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (g) an involuntary bankruptcy proceeding shall be commenced or filed against Borrower and such proceeding shall remain uncontested for twenty (2) days or shall not be dismissed or discharged within sixty (60) days; (h) following written notice and a ten (10) day opportunity to cure, Borrower, PharmCo, or any other pledgor, trustor, or guarantor of this Note shall default or otherwise fail to observe or perform any material covenant, obligation, condition or agreement of Borrower, PharmCo, or such pledgor, trustor, or guarantor contained herein or in any other Transaction Document, other than those specifically set forth in this Section 4 of the Purchase Agreement and other than the covenant with respect to Unapproved Debt Issuances; (i) any representation, warranty or other statement made or furnished by or on behalf of Borrower, PharmCo, or any pledgor, trustor, or guarantor of this Note to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note shall be false, incorrect, incomplete or misleading in any material respect when made or furnished and

such representation, warranty, or statement remains false, incorrect, incomplete or misleading in a material respect following written notice and a ten (10) day opportunity to cure; (j) the occurrence of a Fundamental Transaction without Lender's prior written consent; (k) Borrower shall fail to maintain the Share Reserve after the date that is nine (9) months from the Effective Date as required under the Purchase Agreement; (l) Borrower effectuates a reverse split of its Common Stock without twenty (20) Trading Days' prior written notice to Lender; (m) any money judgment, writ or similar process shall be entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (n) Borrower fails to be DTC Eligible; (o) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement (other than the covenant with respect to Unapproved Debt Issuances); (p) Borrower shall make any Unapproved Debt Issuance; or (q) following written notice and a ten (10) day opportunity to cure, Borrower, any affiliate of Borrower, or any pledgor, trustor, or guarantor of this Note shall breach any covenant or other term or condition contained in any Other Agreements. Notwithstanding the foregoing, the cure period applicable to Section 4.1(a) above may only be used with respect to the first two (2) times Borrower fails to timely make a payment hereunder.

4.2. Remedies. At any time and from time to time after Lender becomes aware of the occurrence of any Event of Default, Lender may, but is not required to, accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, at any time following the occurrence of any Event of Default, Lender may, at its option, elect to increase the Outstanding Balance by applying the Default Effect (subject to the limitation set forth below) via written notice to Borrower without accelerating the Outstanding Balance, in which event the Outstanding Balance shall be increased as of the date of the occurrence of the applicable Event of Default pursuant to the Default Effect, but the Outstanding Balance shall not be immediately due and payable unless so declared by Lender (for the avoidance of doubt, if Lender elects to apply the Default Effect pursuant to this sentence, it shall reserve the right to declare the Outstanding Balance immediately due and payable at any time and no such election by Lender shall be deemed to be a waiver of its right to declare the Outstanding Balance immediately due and payable as set forth herein unless otherwise agreed to by Lender in writing). Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (c), (d), (e), (f) or (g) of Section 4.1, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of 22% per annum or the maximum rate permitted under applicable law ("**Default Interest**"). For the avoidance of doubt, Lender may continue making Conversions at any time following an Event of Default until such time as the Outstanding Balance is paid in full. Additionally, following the occurrence of any Event of Default, Borrower may, at its option, pay any Conversion in cash instead of Conversion Shares by paying to Lender on or before the applicable Delivery Date (as defined below) a cash amount equal to the number of Conversion Shares set forth in the applicable Lender Redemption Notice multiplied by the highest intra-day trading price of the Common Stock that occurs during the period beginning on the date the applicable Event of Default occurred and ending on the date of the applicable Redemption Notice. Borrower further acknowledges and agrees that Lender may continue making Conversions following the entry of any judgment or arbitration award in favor of Lender until such time that the entire judgment amount or arbitration award is paid in full. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender's right to pursue in one or more arbitrations any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief

with respect to Borrower's failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

5. Restrictions on the Sale of Conversion Shares.

5.1. Volume Limitation. Lender agrees that, with respect to the sale of any Conversion Shares, in any given calendar week its Net Sales (as defined below) of such Conversion Shares shall not exceed the greater of (i) ten percent (10%) of Borrower's Common Stock dollar trading volume (the "**Trading Volume**") in such week (which, for purposes hereof, means the number of shares traded during such calendar week multiplied by the volume weighted average price per share for such week), and (ii) $50,000.00 plus accrued interest (the "**Volume Limitation**"); *provided; however*, that if Lender's Net Sales are less than the Volume Limitation for any given week, then in the following week (or two (2) weeks in the case of any week where the Closing Trade Price on any given day during that week is 25% greater than the previous week's VWAP) Lender shall be allowed to sell an additional amount of Conversion Shares equal to the difference between the amount Lender was allowed to sell and the amount Lender actually sold. For illustration purposes only, if the Trading Volume was $400,000.00 each week for three (3) consecutive weeks, Lender would be entitled to Net Sales of up to $50,000.00 per week or up to $150,000.00 during such three-week period. If Lender's Net Sales were $80,000.00 during the first two (2) such weeks, then Lender would be entitled to Net Sales of up to $70,000.00 during the third week. For purposes of this Agreement, the term "**Net Sales**" means the gross proceeds from sales of the Conversion Shares sold in a calendar week minus any trading commissions or costs associated with clearing and selling such Conversion Shares, minus legal fees Lender incurs to obtain any legal opinions required to sell such Shares, minus the purchase price paid for any shares of Common Stock purchased on the open market during such week.

5.2. Breach of Volume Limitation. Borrower and Lender agree that in the event Lender breaches the Volume Limitation where its Net Sales of Conversion Shares during any calendar week exceed the dollar volume it is permitted to sell during such week pursuant to the Volume Limitation (such excess, the "**Excess Sales**"), then in such event, as Borrower's sole and exclusive remedy for such breach (and which breach may not be used as a defense to Borrower's performance of its obligations hereunder), Borrower shall be entitled to reduce the Outstanding Balance of this Note by an amount equal to such Excess Sales upon delivery of written notice to Lender setting forth its basis for such reduction (the "**Outstanding Balance Reduction**"). For illustration purposes only, if the Trading Volume was $450,000.00 for a calendar week, Lender would be entitled to Net Sales of up to $50,000.00 during that week. If Lender's Net Sales for such week were equal to $55,000.00, and Lender had sold the maximum number of Conversion Shares it could within the Volume Limitation during each prior week, then in such event Borrower would be entitled to reduce the Outstanding Balance of the Note by $5,000.00 ($55,000.00 - $50,000.00). For the avoidance of doubt, in such event Lender shall be entitled to retain the Excess Sales and shall have no obligation to return the Excess Sales to Borrower.

5.3. Restrictions on Open Market Purchases. Lender agrees that while this Note is outstanding it will not purchase or sell any Common Stock other than the Conversion Shares except in the case of purchases and sales related to trading errors by Lender's broker or as otherwise required by Lender's broker. The exclusive remedy for a violation of this Section 5.3 will be disgorgement of trading profits by Lender to Borrower.

6. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset (except as set forth in Section 20 below), deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

7. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

8. Adjustment upon Subdivision or Combination of Common Stock. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 8 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 8 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

9. Method of Conversion Share Delivery. On or before the close of business on the fifth (5th) Trading Day following each Redemption Date (the "**Delivery Date**"), Borrower shall, provided it is DWAC Eligible at such time, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Redemption Notice. If Borrower is not DWAC Eligible, it shall deliver to Lender or its broker (as designated in the Redemption Notice), via reputable overnight courier, a certificate representing the number of shares of Common Stock equal to the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its designee. For the avoidance of doubt, Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless Lender or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its transfer agent refuses to deliver any Conversion Shares to Lender on grounds that such issuance is in violation of Rule 144 ("**Rule 144**") under the Securities Act of 1933, as amended (the "**Securities Act**"), Borrower shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 9. In conjunction therewith, Borrower will also deliver to Lender a written explanation from its counsel or its transfer agent's counsel stating why the issuance of the applicable Conversion Shares are not eligible to have the restrictive securities legend removed under the Rule 144 exemption from registration under the Securities Act (a "**Rule 144 Notice**").

10. Conversion Delays. If Borrower fails to deliver Conversion Shares in accordance with the timeframes stated in Sections 9, Lender, at any time prior to selling all of those Conversion Shares, may rescind in whole or in part that particular Conversion attributable to the unsold Conversion Shares, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the fifth (5th) Trading Day (inclusive of the day of the Conversion), a late fee equal to the greater of (a) $500.00 and (b) 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the fifth (5th) Trading Day (inclusive of the day of the Conversion) until Conversion Share delivery is made; and such late fee will be added to the Outstanding Balance (such fees, the "**Conversion Delay Late Fees**"). For illustration purposes only, if Lender delivers

a Redemption Notice to Borrower pursuant to which Borrower is required to deliver 100,000 Conversion Shares to Lender and on the Delivery Date such Conversion Shares have a Conversion Share Value of $20,000.00 (assuming a Closing Trade Price on the Delivery Date of $0.20 per share of Common Stock), then in such event a Conversion Delay Late Fee in the amount of $500.00 per day (the greater of $500.00 per day and $20,000.00 multiplied by 2%, which is $400.00) would be added to the Outstanding Balance of the Note until such Conversion Shares are delivered to Lender. For purposes of this example, if the Conversion Shares are delivered to Lender twenty (20) days after the applicable Delivery Date, the total Conversion Delay Late Fees that would be added to the Outstanding Balance would be $10,000.00 (20 days multiplied by $500.00 per day). If the Conversion Shares are delivered to Lender one hundred (100) days after the applicable Delivery Date, the total Conversion Delay Late Fees that would be added to the Outstanding Balance would be $40,000.00 (100 days multiplied by $500.00 per day, but capped at 200% of the Conversion Share Value). Notwithstanding the foregoing, Borrower will not be assessed any Conversion Delay Late Fees if Borrower is unable to deliver Conversion Shares as a result of any actions of Lender.

11. Approved Debt Issuance. The Outstanding Balance will automatically be increased by two and one half percent (2.5%) for each Approved Debt Issuance made by Borrower (without the need for Lender to provide any notice to Borrower of such increase), which increase will be effective as of the date of each applicable Approved Debt Issuance.

12. Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, if at any time Lender shall or would be issued shares of Common Stock under any of the Transaction Documents, but such issuance would cause Lender (together with its affiliates) to beneficially own a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance) (the "**Maximum Percentage**"), then Borrower must not issue to Lender shares of Common Stock which would exceed the Maximum Percentage. For purposes of this section, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the 1934 Act. Notwithstanding the forgoing, the term "4.99%" above shall be replaced with "9.99%" at such time as the Market Capitalization is less than $10,000,000.00. Notwithstanding any other provision contained herein, if the term "4.99%" is replaced with "9.99%" pursuant to the preceding sentence, such increase to "9.99%" shall remain at 9.99% until increased, decreased or waived by Lender as set forth below. By written notice to Borrower, Lender may increase, decrease or waive the Maximum Percentage as to itself but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.

13. Payment of Collection Costs. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, then Borrower shall pay the out-of-pocket costs incurred by Lender for such collection, enforcement or action including, without limitation, reasonable attorneys' fees and disbursements. Borrower also agrees to pay for any out-of-pocket costs, fees or charges of its transfer agent that are charged to Lender pursuant to any Conversion or issuance of shares pursuant to this Note.

14. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel. Lender also has the right to request to have any such opinion provided by Borrower's counsel.

15. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or

conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

16. Resolution of Disputes.

16.1. Arbitration of Disputes. By its issuance or acceptance of this Note, as applicable, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

16.2. Calculation Disputes. Notwithstanding the Arbitration Provisions, in the case of a dispute as to any Calculation (as defined in the Purchase Agreement), such dispute will be resolved in the manner set forth in the Purchase Agreement.

17. Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

18. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

19. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower.

20. Offset Rights. Notwithstanding anything to the contrary herein or in any of the other Transaction Documents, (a) the parties hereto acknowledge and agree that Lender maintains a right of offset pursuant to the terms of the Investor Notes that, under certain circumstances, permits Lender to deduct amounts owed by Borrower under this Note from amounts otherwise owed by Lender under the Investor Notes (the "**Lender Offset Right**"), and (b) at any time Borrower shall be entitled to deduct and offset any amount owing by the initial Lender under the Investor Notes from any amount owed by Borrower under this Note (the "**Borrower Offset Right**"). In order to exercise the Borrower Offset Right, Borrower must deliver to Lender (a) a completed and signed Borrower Offset Right Notice in the form attached hereto as Exhibit B, (b) the original Investor Note being offset marked "cancelled" or, in the event the applicable Investor Note has been lost, stolen or destroyed, a lost note affidavit in a form reasonably acceptable to Lender, and (c) a check payable to Lender in the amount of $250.00. In the event that Borrower's exercise of the Borrower Offset Right results in the full satisfaction of Borrower's obligations under this Note, Lender shall return the original Note to Borrower marked "cancelled" or, in the event this Note has been lost, stolen or destroyed, a lost note affidavit in a form reasonably acceptable to Borrower. For the avoidance of doubt, Borrower shall not incur any Prepayment Premium set forth in Section 1 hereof with respect to any portions of this Note that are satisfied by way of a Borrower Offset Right.

21. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Note and the documents and instruments entered into in connection herewith.

22. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled "Notices."

23. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender's damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties' inability to predict future interest

rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender's and Borrower's expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144).

24. Waiver of Jury Trial. EACH OF LENDER AND BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY'S RIGHT TO DEMAND TRIAL BY JURY.

25. Voluntary Agreement. Borrower has carefully read this Note and has asked any questions needed for Borrower to understand the terms, consequences and binding effect of this Note and fully understand them. Borrower has had the opportunity to seek the advice of an attorney of Borrower's choosing, or has waived the right to do so, and is executing this Note voluntarily and without any duress or undue influence by Lender or anyone else.

26. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

27. Par Value Adjustments. If at any time Lender delivers a Redemption Notice to Borrower and as of such date the Conversion Price, as applicable, would be less than the Par Value, then, as liquidated damages, Borrower must pay to Lender the Par Value Adjustment Amount in cash within one (1) Trading Day of delivery of the applicable Redemption Notice (a "**Par Value Adjustment**"). If Borrower does not deliver the Par Value Adjustment Amount as required, then such amount shall automatically be added to the Outstanding Balance. The number of Conversion Shares deliverable pursuant to any relevant Redemption Notice following a Par Value Adjustment shall be equal to (a) the Redemption Amount divided by (b) the Par Value. In the event of a Par Value Adjustment, Lender will use a Redemption Notice in substantially the form attached hereto as Exhibit C.

[*Remainder of page intentionally left blank; signature page follows*]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

PROGRESSIVE CARE INC.

DocuSigned by:
Shital Parikh Mars

By: ______________________
AB9CE9F1914F436...
Name: Shital Parikh Mars
Title: CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

CHICAGO VENTURE PARTNERS, L.P.

By: Chicago Venture Management, L.L.C.,
its General Partner

By: CVM, Inc. it Manager

DocuSigned by:
John Fife

By: ______________________
E8F67DAB5A484BD...
John M. Fife, President

ATTACHMENT 1
DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. "**Approved Debt Issuance**" means a Debt Issuance (as defined in the Purchase Agreement) for which Borrower received Lender's written consent prior to the applicable issuance. The Promissory Note to be issued by the Company in favor 400 Ansin, LLC (the "**400 Ansin Note**") shall not be deemed to be an Approved Debt Issuance; provided, however, in the event that (i) additional amounts are extended in connection with the 400 Ansin Note, in the form of an amendment to the 400 Ansin Note or the issuance of new debt instruments, and (ii) the aggregate amount of the 400 Ansin Note, as amended, and/or together with such new debt instruments exceeds $500,000, such aggregate debt amount will be deemed to be an Approved Debt Issuance.. For the avoidance of doubt, multiple issuances made in connection with the same transaction or transactions shall constitute one, and not more than one, Approved Debt Issuance.

A2. "**Bloomberg**" means Bloomberg L.P. (or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by Lender and reasonably satisfactory to Borrower).

A3. "**Closing Bid Price**" and "**Closing Trade Price**" means the last closing bid price and last closing trade price, respectively, for the Common Stock on its principal market, as reported by Bloomberg, or, if its principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of the Common Stock prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if its principal market is not the principal securities exchange or trading market for the Common Stock, the last closing bid price or last trade price, respectively, of the Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for the Common Stock by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for the Common Stock as reported by OTC Markets Group, Inc., and any successor thereto. If the Closing Bid Price or the Closing Trade Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Trade Price (as the case may be) of the Common Stock on such date shall be the fair market value as mutually determined by Lender and Borrower. If Lender and Borrower are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved in accordance with the procedures in Section 16.2. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

A4. "**Conversion Eligible Outstanding Balance**" means the Outstanding Balance of this Note less the sum of each Subsequent Tranche that has not yet become a Conversion Eligible Tranche (i.e., Lender has not yet paid the outstanding balance of the Investor Note that corresponds to such Subsequent Tranche).

A5. "**Conversion Factor**" means 80%, subject to the following adjustments. If at any time the average of the five (5) lowest Closing Trade Prices during the twenty (20) Trading Days immediately preceding any date of measurement is below $0.01, then in such event the then-current Conversion Factor shall be reduced by 10% for all future Conversions (subject to other reductions set forth in this section).

A6. "**Deemed Issuance**" means an issuance of Common Stock that shall be deemed to have occurred on the latest possible permitted date pursuant to the terms hereof in the event Borrower fails to deliver Conversion Shares as and when required pursuant to Section 9 of the Note. For the avoidance of doubt, if Borrower has elected or is deemed under Section 3.3 to have elected to pay a Redemption Amount in Conversion Shares and fails to deliver such Conversion Shares, such failure shall be considered a Deemed Issuance hereunder even if an Equity Conditions Failure exists at that time or other relevant date of determination.

A7. "**Default Effect**" means multiplying the Outstanding Balance as of the date the applicable Event of Default occurred by ten percent (10%) for each occurrence of any Event of Default occurring hereunder and then adding the resulting product to the Outstanding Balance as of the date the applicable Event of Default occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Event of Default occurred; provided that the Default Effect may only be applied three (3) times hereunder with respect to Major Defaults and Minor Defaults; and provided further that the Default Effect shall not apply to any Event of

Default pursuant to Section 4.1(b) hereof. There shall be no limit on the number of times the Default Effect may be applied with respect to Unapproved Debt Issuance Defaults.

A8. "**DTC**" means the Depository Trust Company or any successor thereto.

A9. "**DTC Eligible**" means, with respect to the Common Stock, that such Common Stock is eligible to be deposited in certificate form at the DTC, cleared and converted into electronic shares by the DTC and held in the name of the clearing firm servicing Lender's brokerage firm for the benefit of Lender.

A10. "**DTC/FAST Program**" means the DTC's Fast Automated Securities Transfer program.

A11. "**DWAC**" means the DTC's Deposit/Withdrawal at Custodian system.

A12. "**DWAC Eligible**" means that (a) Borrower's Common Stock is eligible at DTC for full services pursuant to DTC's operational arrangements, including without limitation transfer through DTC's DWAC system; (b) Borrower has been approved (without revocation) by DTC's underwriting department; (c) Borrower's transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for delivery via DWAC; (e) Borrower has previously delivered all Conversion Shares to Lender via DWAC; and (f) Borrower's transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

A13. "**Equity Conditions Failure**" means that any of the following conditions has not been satisfied during any applicable Equity Conditions Measuring Period (as defined below): (a) with respect to the applicable date of determination all of the Conversion Shares would be freely tradable under Rule 144 or without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of this Note); (b) on each day during the period beginning one month prior to the applicable date of determination and ending on and including the applicable date of determination (the "**Equity Conditions Measuring Period**"), the Common Stock is listed or designated for quotation (as applicable) on any of NYSE, NASDAQ, OTCQX, or OTCQB (each, an "**Eligible Market**") and shall not have been suspended from trading on any such Eligible Market (other than suspensions of not more than two (2) Trading Days and occurring prior to the applicable date of determination due to business announcements by Borrower); (c) on each day during the Equity Conditions Measuring Period, Borrower shall have delivered all shares of Common Stock issuable upon conversion of this Note on a timely basis as set forth in Section 3 hereof and all other shares of capital stock required to be delivered by Borrower on a timely basis as set forth in the other Transaction Documents; (d) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 11 hereof (Lender acknowledges that Borrower shall be entitled to assume that this condition has been met for all purposes hereunder absent written notice from Lender); (e) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (f) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (g) Borrower shall have no knowledge of any fact that would reasonably be expected to cause any of the Conversion Shares to not be freely tradable without the need for registration under any applicable state securities laws (in each case, disregarding any limitation on conversion of this Note); (h) on each day during the Equity Conditions Measuring Period, Borrower otherwise shall have been in material compliance with each, and shall not have breached any, term, provision, covenant, representation or warranty of any Transaction Document; (i) without limiting clause (j) above, on each day during the Equity Conditions Measuring Period, there shall not have occurred an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default; (k) on each Redemption Date, the average and median daily dollar volume of the Common Stock on its principal market for the previous twenty (20) and two hundred (200) Trading Days shall be greater than $50,000.00; and (l) the Market Capitalization is greater than or equal to $8,000,000.00.

A14. "**Free Trading**" means that (a) the shares or certificate(s) representing the applicable shares of Common Stock have been cleared and approved for public resale by the compliance departments of Lender's brokerage firm and the clearing firm servicing such brokerage, and (b) such shares are held in the name of the clearing firm servicing Lender's brokerage firm and have been deposited into such clearing firm's account for the benefit of Lender.

A15. "**Fundamental Transaction**" means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or

otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower's Common Stock, or (b) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

A16. "**Conversion Share Value**" means the product of the number of Conversion Shares deliverable pursuant to any Conversion multiplied by the Closing Trade Price of the Common Stock on the Delivery Date for such Conversion.

A17. "**Major Default**" means any Event of Default occurring under Sections 4.1(a), 4.1(b), 4.1(k), or 4.1(o) of this Note.

A18. "**Mandatory Default Amount**" means the greater of (a) the Outstanding Balance (including all Tranches, both Conversion Eligible Tranches and Subsequent Tranches that have not yet become Conversion Eligible Tranches) divided by the Conversion Price on the date the Mandatory Default Amount is demanded, multiplied by the VWAP on the date the Mandatory Default Amount is demanded, or (b) the Outstanding Balance following the application of the Default Effect.

A19. "**Market Capitalization**" means a number equal to (a) the average VWAP of the Common Stock for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of outstanding shares of Common Stock as reported on Borrower's most recently filed Form 10-Q or Form 10-K.

A20. "**Maximum Monthly Redemption Amount**" means $300,000.00, which is the maximum aggregate Redemption Amount that may be redeemed in any calendar month.

A21. "**Minor Default**" means any Event of Default that is not a Major Default.

A22. "**OID**" means an original issue discount.

A23. "**Other Agreements**" means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower's ongoing business operations.

A24. "**Outstanding Balance**" means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus the OID, the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including attorneys' fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.

A25. "**Par Value**" means the par value of the Common Stock on any relevant date of determination. The Par Value as of the Effective Date is $0.0001.

A26. "**Par Value Adjustment Amount**" means an amount calculated as follows: (a) the number of Conversion Shares deliverable under a particular Redemption Notice (prior to any Par Value Adjustment) multiplied by the Par Value, less (b) the Conversion Amount or Redemption Amount, as applicable (prior to any Par Value Adjustment), plus (c) $500.00. For illustration purposes only, if for a given Conversion, the Conversion Amount was $20,000.00, the Conversion Price was $0.0008 and the Par Value was $0.001 then the Par Value Adjustment Amount would be $5,500.00 (25,000,000 Conversion Shares ($20,000.00/$0.0008) multiplied by the Par Value of $0.001 ($25,000.00) minus the Conversion Amount of $20,000.00 plus $500.00 equals $5,500.00).

A27. "**Purchase Price Date**" means the date the Initial Cash Purchase Price is delivered by Lender to Borrower.

A28. "**Trading Day**" means any day on which the New York Stock Exchange is open for trading.

A29. "**Unapproved Debt Issuance**" means a Debt Issuance for which Borrower did not receive Lender's written consent prior to the applicable issuance. The Promissory Note to be issued by the Company in favor 400 Ansin, LLC shall not be deemed to be an Unapproved Debt Issuance.

A30. "**Unapproved Debt Issuance Default**" means an Event of Default occurring under Section 4.1(n) of this Note. Notwithstanding the foregoing, the exception for any note or notes issued in favor of 400 Ansin, LLC shall only apply if the aggregate amount of such note or notes is less than or equal to $500,000.00.

A31. "**VWAP**" means the volume weighted average price of the Common Stock on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

[Remainder of page intentionally left blank]

EXHIBIT A

Chicago Venture Partners, L.P.
303 East Wacker Drive, Suite 1040
Chicago, Illinois 60601

Progressive Care Inc.
Attn: Shital Parikh Mars, CEO
901 N. Miami Beach Blvd, Suite 1-2
North Miami Beach, Florida 33162

Date: __________________

REDEMPTION NOTICE

The above-captioned Lender hereby gives notice to Progressive Care Inc., a Delaware corporation (the "**Borrower**"), pursuant to that certain Secured Convertible Promissory Note made by Borrower in favor of Lender on January 2, 2019 (the "**Note**"), that Lender elects to redeem a portion of the Note in Conversion Shares or in cash as set forth below. In the event of a conflict between this Redemption Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Redemption Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

REDEMPTION INFORMATION

A. Redemption Date: ____________, 201_
B. Redemption Amount: ____________
C. Portion of Redemption Amount to be Paid in Cash: ____________
D. Portion of Redemption Amount to be Converted into Common Stock: ____________ (B minus C)
E. Conversion Price: _______________
F. Conversion Shares: _______________ (D divided by E)
G. Remaining Outstanding Balance of Note: ____________ *
H. Remaining Balance of Investor Notes: ____________*
I. Outstanding Balance of Note Net of Balance of Investor Notes: ____________ (G minus H)*

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Redemption Notice and such Transaction Documents.

2. EQUITY CONDITIONS CERTIFICATION (Section to be completed by Borrower)

A. Market Capitalization:________________

(Check One)

B. _________ Borrower herby certifies that no Equity Conditions Failure exists as of the applicable Redemption Date.

C. _________ Borrower hereby gives notice that an Equity Conditions Failure has occurred and requests a waiver from Lender with respect thereto. The Equity Conditions Failure is as follows:

____
____
____
____

Please transfer the Conversion Shares, if applicable, electronically (via DWAC) to the following account:

Broker:	________________________	Address:	________________________
DTC#:	________________________		________________________
Account #:	________________________		________________________
Account Name:	________________________		

To the extent the Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Redemption Notice (by facsimile transmission or otherwise) to:

____
____
____

Sincerely,

Lender:

CHICAGO VENTURE PARTNERS, L.P.

By: Chicago Venture Management, L.L.C.,
its General Partner

By: CVM, Inc. it Manager

By: ________________________
John M. Fife, President

EXHIBIT B

Progressive Care Inc.
901 N. Miami Beach Blvd, Suite 1-2
North Miami Beach, Florida 33162

Chicago Venture Partners, L.P.
Attn: John Fife
303 East Wacker Drive, Suite 1040
Chicago, Illinois 60601

Date: _____________

NOTICE OF EXERCISE
OF BORROWER OFFSET RIGHT

The above-captioned Borrower hereby gives notice to Chicago Venture Partners, L.P., a Utah limited partnership (the "**Lender**"), pursuant to that certain Secured Convertible Promissory Note made by Borrower in favor of Lender on November __, 2018 (the "**Note**"), of Borrower's election to exercise the Borrower Offset Right as set forth below. In the event of a conflict between this Notice of Exercise of Borrower Offset Right and the Note, the Note shall govern. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A. Effective Date of Offset: ____________, 201_
B. Amount of Offset: ____________
C. Investor Note(s) Being Offset: _______________

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Notice of Exercise of Borrower Offset Right and such Transaction Documents.

Sincerely,

Borrower:

PROGRESSIVE CARE INC.

By: ______________________________

Name: ____________________________

Title: _____________________________

EXHIBIT C

Chicago Venture Partners, L.P.
303 East Wacker Drive, Suite 1040
Chicago, Illinois 60601

Progressive Care Inc.
Attn: Shital Parikh Mars, CEO
901 N. Miami Beach Blvd, Suite 1-2
North Miami Beach, Florida 33162

Date: ___________________

REDEMPTION NOTICE

The above-captioned Lender hereby gives notice to Progressive Care Inc., a Delaware corporation (the "**Borrower**"), pursuant to that certain Secured Convertible Promissory Note made by Borrower in favor of Lender on November __, 2018 (the "**Note**"), that Lender elects to redeem a portion of the Note in Conversion Shares or in cash as set forth below. In the event of a conflict between this Redemption Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Redemption Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

REDEMPTION INFORMATION

1. CONVERSION

A. Redemption Date: ____________, 201_
B. Redemption Amount: ____________
C. Portion of Redemption Amount to be Paid in Cash: ____________
D. Portion of Redemption Amount to be Converted into Common Stock: ____________ (B minus C)
E. Par Value Adjustment Amount: ______________
F. Conversion Price: _______________ (Par Value)
G. Conversion Shares: _______________ (D divided by F)
H. Remaining Outstanding Balance of Note: ____________ *

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Redemption Notice and such Transaction Documents.

2. EQUITY CONDITIONS CERTIFICATION (Section to be completed by Borrower)

A. Market Capitalization:________________

(Check One)

B. _________ Borrower herby certifies that no Equity Conditions Failure exists as of the applicable Redemption Date.

C. _________ Borrower hereby gives notice that an Equity Conditions Failure has occurred and requests a waiver from Lender with respect thereto. The Equity Conditions Failure is as follows:

____
____

____
____

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker: ______________________ Address: ______________________
DTC#: ______________________ ______________________
Account #: ____________________ ______________________
Account Name: __________________

To the extent the Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Redemption Notice (by facsimile transmission or otherwise) to:

____
____
____

Sincerely,

Lender:

CHICAGO VENTURE PARTNERS, L.P.

By: Chicago Venture Management, L.L.C.,
its General Partner

By: CVM, Inc. it Manager

By: ______________________
John M. Fife, President